
EXHIBIT 12.1
------------


                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


<caption>                                           Year Ended December 31,
                               -----------------------------------------------------------

                                          2003       2002       2001      2000      1999
                                        --------   --------   --------  --------  --------
Earnings:
 Net income (loss) . . . . . . . . . .  $ 36,065     27,110    (15,411)  (57,060)  (94,842)
 Taxes . . . . . . . . . . . . . . . .     8,260     11,037      7,986    22,053     5,328
 Fixed Charges . . . . . . . . . . . .    37,209     36,069     37,744    43,378    35,328
 Less:  Capitalized Interest . . . . .     --         --         --        --        --
                                        --------   --------   --------  --------  --------
      Total earnings . . . . . . . . .    81,534     74,216     30,319     8,371   (54,186)
                                        --------   --------   --------  --------  --------

Fixed Charges:
 Interest expense. . . . . . . . . . .    19,826     19,279     22,582    28,716    20,328
 Guarantees of other party obligations     --         --         --        --        --
 Applicable portion of rent expense. .    18,841     16,790     15,162    14,662    15,000
                                        --------   --------   --------  --------  --------
     Total fixed charges . . . . . . .    38,667     36,069     37,744    43,378    35,328
                                        --------   --------   --------  --------  --------
RATIO OF EARNINGS TO FIXED CHARGES . .      2.11       2.06       0.80      0.19     --
                                        ========   ========   ========  ========  ========




